Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

February 6, 2024

Aware, Inc.

76 Blanchard Road

Burlington, MA 01803

Ladies and Gentlemen:

We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Aware, Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale by the Company of up to 3,867,130 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2023 Equity and Incentive Plan (the “2023 Plan”).

In arriving at the opinions expressed below, we have reviewed the Amended and Restated Articles of Organization of the Company, as amended, the Amended and Restated By-Laws of the Company, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the 2023 Plan, each as provided to us by the Company. We have also relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Shares pursuant to the 2023 Plan. We have also assumed that the purchase price or other consideration to be received by the Company for each Share will be valid consideration equal to or in excess of the par value thereof.

The opinions expressed below are limited to the internal laws of The Commonwealth of Massachusetts.

ATTORNEYS AT LAW	BOSTON | NEW YORK | PARIS | WASHINGTON | FOLEYHOAG.COM

Aware, Inc.

February 6, 2024

On the basis of the foregoing, it is our opinion that the Shares, when issued and delivered against the Company’s receipt of the purchase price or other consideration therefor in accordance with the applicable terms of the 2023 Plan and the awards made thereunder, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may it be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Daniel S. Clevenger
a Partner